Exhibit 10.1

THIS COMPENSATION AGREEMENT ("Agreement") is made and entered into as of March 13, 2015 ("Effective Date") between Indoor Harvest Corp (the "Company") and John Choo (the "Director").

1. Background. The Company's Board of Directors has elected the Director to a vacancy on such Board of Directors to perform the services of a director as set forth in applicable Company documents including but not limited to the Articles of Incorporation and Bylaws, as well as the Texas law governing Directors (the "Services"). In furtherance thereof, the Company and the Director desire to enter into this Agreement.

2. Term. This Agreement shall commence on the Effective Date and remain in effect until the termination of this Agreement in accordance with the termination provisions of this Agreement.

3. Compensation.

    A. Expenses. The Company will reimburse the Director for reasonable travel and other incidental expenses incurred by the Director in performing his services and attending meetings as approved in advance by the Company.

    B. Stock Options. The Company shall award to the Director 166,560 shares of Common Stock pursuant to the Company's 2015 Stock Incentive. The table below sets forth the award date, amount and vesting date.

Date of Award	Number of Shares	Date of Vesting
March 13, 2015	20,820	May 31, 2015
June 1, 2015	20,820	August 31, 2015
September 1, 2015	20,820	November 30, 2015
December 1, 2015	20,820	February 29, 2016
March 1, 2016	20,820	May 31, 2016
June 1, 2016	20,820	August 31, 2016
September 1, 2016	20,820	November 30, 2016
December 1, 2016	20,820	March 13, 2017
Total	166,560

If the Director is a Director both at the Date of Award and Date of Vesting, the shares for each award in the Table above shall be fully vested, a certificate representing the shares shall be issued and shall be non-forfeitable. If the Director is not a Director at the Date of Award, the shares for each award in the Table above shall not be awarded.  If the Director is a Director at the Date of Award and not at the Date of Vesting, the shares for each such award in the Table above shall be forfeited and a certificate representing the shares shall not be issued.

4. Company's Proprietary Rights and Non-Disclosure of Confidential Information

    A. Obligation. The Director will hold the Company's Confidential Information, as defined below, in the strictest confidence and will not disclose or use the Confidential Information except as permitted by this Agreement in connection with the Services, unless expressly authorized to act otherwise in writing by an officer of the Company or as otherwise required by law or valid and binding judicial order. The Director's obligations under this Section shall survive any termination of this Agreement. In addition, the Director recognizes that he will be exposed to, have access to and be engaged in the development of information (including tangible and intangible manifestations) regarding the patents, copyrights, trademarks, and Confidential Information of the Company. The Director acknowledges and agrees that all this information, whether presently existing or developed in the future, which is not the subject of a patent, patent application, copyright, trademark or trade secret either owned by the Director or in the public domain prior to the Effective Date, is the sole property of the Company and its assigns.

    B. Confidential Information. "Confidential Information" means trade secrets, confidential information, data or any other proprietary information of the Company. By way of illustration, but not limitation, "Confidential Information" includes (a) information relating to the Company's technology, including inventions, ideas, processes, formulas, data, know-how, experimental results and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the skills and compensation of the Company's employees. However, "Confidential Information" does not include information that is (as demonstrated by  written evidence):

            1. already known to the Director at the time of the disclosure;
            2. publicly available or becomes publicly available through no breach of the Director or any party under the Director's dominion and control;
            3. independently developed by the Director; or
            4. rightfully first received by the Director from a third party other than the Company.

    C. No Conflicting Obligations. The Director represents and warrants that the Director's performance of this Agreement and his service as a director of the Company do not and will not breach or conflict with any agreement to which the Director is or becomes a party.

    D. Third-Party Confidential Information. The Director understands that the Company has received and in the future will receive from third parties information that is confidential or proprietary ("Third-Party Information") subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, the Director will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing (other than an officer who is also a principal of the Director).

5. Termination. This Agreement shall terminate automatically on the date that the Director   ceases to be a director of the Company.

6. No Employment Relationship. The Director is not as an employee of the Company. In addition, the Director is providing the services under this Agreement solely at his own direction and under his own supervision. Nothing herein shall be construed as creating an employer/employee relationship between the Company and the Director or placing the parties in a partnership or joint venture relationship. The Director will not be eligible for any employee benefits, cash bonuses or other commissions except for services as a Director as set forth in this Agreement. The Director will solely maintain the obligation to pay any and all taxes connected with any compensation paid hereunder. The Director agrees and understands that the Company does not currently have, or provide Directors and Officers with insurance, medical, or liability.

7. General.

    A. Notices. Any notice required or permitted to be given to one party by the other party pursuant to this Agreement shall be in writing and shall be sent by facsimile-mail or personally delivered or sent by United States mail, certified or registered, return receipt requested, first class postage and charges prepaid, addressed to the parties as set forth below, or at such other address as shall be designated in writing as specified above by either party. Notices sent by facsimile or delivered in person shall be effective on the date of delivery. Notices sent by United States mail shall be effective on the third business day following its posting.

              The Director:    John Choo
                                         4 Nanaimo Drive
                                         Ottawa, Ontario, Canada K2H 6X5

              The Company: Chad Sykes, CEO
                                         Indoor Harvest Corp
                                         5300 East Freeway Suite A
                                         Houston, TX 77020

    B. Assignment of Rights and Delegation of Duties. All rights and duties of the Company under this Agreement shall extend to its successors and assigns.

    C. Severable Provisions. The provisions of this Agreement are severable and if anyone or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

    D. Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any previous or subsequent breach of the same or any other provision by the other party.

    E. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

    F. Governing Law. This Agreement is governed in accordance with the laws (other than choice-of-laws principles) of the State of Texas.

    G. Miscellaneous. The terms of this Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this Agreement shall be made by either party without the other party's prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules or a valid court order.

    H. Counterparts. This Agreement or any subsequent amendment or modification hereto may be executed by facsimile and/or in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original. Each party shall accept any such signed faxed counterpart as full execution of this Agreement or any subsequent amendment or modification thereto.

    I. Pronouns. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

    J. Authority. The person(s) executing this Agreement hereby represent and warrant that each respectively has the authority to execute this Agreement on behalf of the party for which he is executing.

    K. Descriptive Headings. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

/s/ John Choo__________________               /s/ Chad Sykes___________________
Director's Signature Block                                    Company Signature Block